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                                                                    EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        BANYAN MORTGAGE INVESTMENT FUND

                                   ARTICLE I

        The name of the corporation is Legend Properties, Inc.

                                   ARTICLE II

        The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

        The nature of the business or purposes to be conducted or promoted by the corporation is to acquire, directly or indirectly, interests in real estate and in general to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        A. CLASS OF STOCK. The total number of shares of capital stock which the corporation shall have authority to issue is 105,000,000 shares, of which 5,000,000 shares shall be preferred stock, $.01 par value, and 100,000,000 shares shall be common stock, $.01 par value. Upon the filing of this Amended and Restated Certificate of Incorporation (the "Restated Certificate"), every twenty-five shares of outstanding common stock shall be automatically reclassified, changed and converted into one share of common stock. No fractional shares of common stock shall be issued upon such conversion, but in lieu thereof, the corporation shall pay a cash adjustment in respect of any such fractional interest in an amount equal to the fractional interest multiplied by the average closing price of a share of common stock for the five days preceding the corporation's 1995 Annual Meeting. Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of the Restated Certificate shall represent such shares as reclassified, changed and converted following the filing of the Restated Certificate.

        The class of capital stock of the corporation designated common stock shall have: (i) full voting rights, with one vote represented by each share of stock; (ii) rights to payment of dividends without preference if, as, and when declared by the Board of Directors of the corporation; and (iii) rights to liquidation distributions of the corporation's assets without preference after payment of preferential liquidation distributions, if any.

        B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

        (A) The number of directors constituting the entire Board shall be fixed from time to time as provided in the Bylaws or amendments thereof duly authorized by the Board of Directors or by the stockholders.

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        (B) Election of Directors need not be by written ballot unless the
Bylaws of the corporation shall so provide.


                                   ARTICLE VI

        The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.


                                  ARTICLE VII

        A Director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a Director of the corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the corporation shall not adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE VIII

        To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholder or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.